UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2021

Rennova Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Events

As a result of conversions of shares of Series M Convertible Redeemable Preferred Stock and shares of Series N Convertible Redeemable Preferred Stock of Rennova Health, Inc. (the “Company”), the Company currently has 5,587,901,679 shares of common stock issued and outstanding. The Company is authorized to issue 10,000,000,000 shares of common stock. The Company expects it will exhaust all of its authorized shares of common stock in the immediate future. It will not then be able to issue additional shares of common stock unless and until it is able to amend its Certificate of Incorporation to increase its authorized common stock or it effects a reverse split. The Company needs immediate additional capital to execute on its business plan and without the ability to issue shares of common stock will have difficulty securing the capital required to continue in business.

On April 22, 2021, the Company entered into agreements with certain institutional investors for warrant prepayment promissory notes in the aggregate principal amount of $220,000. The Company received proceeds of $200,000. All or any portion of the principal amount of these notes may be applied, at the option of the payees, to the exercise price of any common stock purchase warrants held by the payees. The notes are unsecured and mature in one year. They do not bear interest but an interest rate of 18% will be applied commencing five days after any event of default that results in acceleration of the notes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2021	RENNOVA HEALTH, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

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